Exhibit 4.7

VIDÉOTRON LTÉE, as Borrower

-and-

RBC DOMINION SECURITIES INC., as Co-Lead Arranger and Joint Bookrunner
NATIONAL BANK OF CANADA, as Co-Lead Arranger and Joint Bookrunner
TD SECURITIES, as Co-Lead Arranger and Joint Bookrunner

-and-

BANK OF AMERICA, N.A., CANADA BRANCH
BMO CAPITAL MARKETS
CIBC WORLD MARKETS
FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC
THE BANK OF NOVA SCOTIA
as Co-Arrangers

-and-

NATIONAL BANK OF CANADA
THE TORONTO-DOMINION BANK
as Syndication Agents

-and-

THE BANK OF NOVA SCOTIA
as Documentation Agent

-and-

THE FINANCIAL INSTITUTIONS NAMED
ON THE SIGNATURE PAGES HERETO
as Lenders

-and-

ROYAL BANK OF CANADA
as Administrative Agent

THIRD AMENDING AGREEMENT to the Amended and Restated Credit Agreement dated as of June 16, 2015, as amended by a First Amending Agreement dated as of June 24, 2016 and a Second Amending Agreement dated as of January 3, 2018

BORDEN LADNER GERVAIS LLP

THIRD AMENDING AGREEMENT to the Amended and Restated Credit Agreement dated as of June 16, 2015, as amended by a First Amending Agreement dated as of June 24, 2016 and a Second Amending Agreement dated as of January 3, 2018, entered into in the City of Montreal, Province of Quebec, as of November 26, 2018,

AMONG:                                                                                                                                                                                                                                          VIDÉOTRON LTÉE, a company constituted in accordance with the laws of Quebec, having its registered office at 612 St. Jacques Street, 18th floor, in the City of Montreal, Province of Quebec (hereinafter called the “Borrower”)

AND:                                                                                                                                                                                                                                                                 THE LENDERS, AS DEFINED IN THE CREDIT AGREEMENT (the “Lenders”)

AND:                                                                                                                                                                                                                                                                 ROYAL BANK OF CANADA, AS ADMINISTRATIVE AGENT FOR THE LENDERS, a Canadian bank, having a place of business at 200 Bay Street, 12th floor, South Tower, Royal Bank Plaza, in the City of Toronto, Province of Ontario (hereinafter called the “Agent”)

WHEREAS the parties hereto are parties to a credit agreement originally dated as of November 28, 2000, as amended and restated as of July 20, 2011, as amended by a First Amending Agreement dated as of June 14, 2013, a Second Amending Agreement dated as of January 28, 2015, a Third Amending Agreement creating an Amended and Restated Credit Agreement dated as of June 16, 2015, a First Amending Agreement dated as of June 24, 2016 and a Second Amending Agreement dated as of January 3, 2018 (the “Original Credit Agreement”, and as amended pursuant to this Agreement, the “Credit Agreement”);

WHEREAS on May 4, 2017 the full amount of the Credit available under the Unsecured Facility has been reduced to zero, the Commitment of each Unsecured Facility Lender has been converted into an additional Commitment of the same Lender under the Revolving Facility and the Unsecured Facility has been terminated;

WHEREAS on October 22, 2018 the Finnvera Term Facility has been terminated;

WHEREAS the Borrower has requested certain amendments to the Original Credit Agreement; and

WHEREAS the Lenders have unanimously agreed with the Borrower to the amendment contemplated hereby, and as such, the Lenders have complied with the provisions of Section 18.14 and 18.15 of the Original Credit Agreement, as evidenced by the signature of each party hereto on this Agreement;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

I.                                        INTERPRETATION

All of the words and expressions which are capitalized herein, including in the preamble hereto, shall have the meanings ascribed to them in the Original Credit Agreement unless otherwise indicated herein.

II.                                   AMENDMENTS

1.                                      Subsection 1.1.60 of the Original Credit Agreement is hereby deleted and replaced by the following (new text double-underlined and old text stricken off):

“1.1.60                                                        “EBITDA” means, with respect to any Person or the Relevant Group during a financial period, earnings before non-controlling interests, earnings from equity-accounted investments, extraordinary items, non-recurring gains or losses on debt extinguishment and asset sales and restructuring, Interest Expense, Taxes (to the extent taken into account for the purposes of determining net income), depreciation and amortization, foreign exchange translation gains or losses not involving the payment of cash, other non-cash financial charges, reconnection costs, subscribers’ subsidies revenues net of related costs, deferred installation revenues net of related costs without taking into account any goodwill adjustments, and amortization of contract assets and contract acquisition costs, calculated in accordance with GAAP; for greater certainty, there shall be excluded from the calculation of EBITDA, to the extent included in such calculation, (a) the amount of any income or expense relating to Back-to-Back Securities, and (b) the EBITDA from any Subsidiary that is not a member of the Relevant Group except to the extent of the cash dividends or other distributions received from such Subsidiary that is not a member of the Relevant Group, net of any reinvestments by the Relevant Group in such Subsidiary.”

2.                                      The pricing table under Revolving Facility in Subsection 1.1.101 of the Original Credit Agreement is hereby deleted and replaced by the following:

Revolving Facility

[Redacted.]

3.                                      Subsection 1.1.108 of the Original Credit Agreement is hereby deleted and replaced by the following (new text double-underlined and old text stricken off):

“1.1.108                                                 “New Facility” means one or more credit facilities created from time to time as permitted under Section 2.4 and benefitting from the Security.”

4.                                      Subsections 1.1.114.6 and 1.1.114.8 of the Original Credit Agreement are hereby deleted and replaced by the following (new text double-underlined and old text stricken off):

“1.1.114.6                                       Charges (i) under any Capital Lease or Synthetic Lease, and (ii) to secure the payment of the purchase price incurred in connection with the acquisition of assets, in each case to be used in carrying on the Core Business, including Charges existing on such assets at the time of the acquisition thereof or at the time of the acquisition by a member of the VL Group of any business entity then owning such assets, whether or not such existing Charges were given to secure the payment of the purchase price of the assets to which they attach, provided that such Charges are limited to the assets purchased and that the amount guaranteed by such Charges does not exceed 100% of the acquisition price of the assets so acquired, and, in the aggregate for (i) and (ii) above, shall not exceed, at the time of incurrence, the greater of (a) 7.5% of Shareholders Equity and (b) $75,000,000, outstanding at any time;

1.1.114.8                                             other Charges, not ranking in priority to the Security, incurred in the ordinary course of the Core Business, in an aggregate amount not at any time exceeding, the greater of (a) 7.5% of Shareholders Equity and (b) $75,000,000.”

5.                                      Subsection 1.1.145 of the Original Credit Agreement is hereby deleted and replaced by the following:

“1.1.145                                                 “Swing Line Commitment” means $55,000,000.”.

6.                                      Subsection 1.1.152 of the Original Credit Agreement is hereby amended by deleting the words “means, with respect to the Revolving Facility, the period commencing on the Closing Date and terminating on July 20, 2021” appearing at the beginning of such Subsection and replacing same with “means, with respect to the Revolving Facility, the period commencing on the Closing Date and terminating on July 20, 2023”.

7.                                      A new Section 1.6 is added to the Original Credit Agreement to deal with the replacement of LIBOR.  The new Section 1.6 provides as follows:

“1.6                                                                         Termination of LIBOR

In the event that the LIBOR ceases to be made available or the supervisor for the administrator of the LIBOR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR shall no longer be used for determining interest rates for loans, then the Borrower and the Agent shall enter into discussions with a view to determining a comparable successor or alternative interbank rate for deposits in US Dollars that is, at such time, broadly accepted as the prevailing market practice for syndicated leveraged loans of this type; provided that, if such alternative rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Upon the Borrower and the Agent agreeing on such a rate, the Borrower and the Lenders party hereto shall enter into documentation to amend the provisions of this Agreement to refer to such rate and make all other adjustments incidental thereto, provided that no fee shall then be payable by the Borrower to the Agent and the Lenders in connection with such amendment.  The parties hereto agree that such amendment shall require the consent of the Majority Lenders, notwithstanding anything contrary set forth in Sections 18.14 and 18.15.

Until an alternative rate of interest shall be determined in accordance with this Section 1.6, any Notice of Borrowing or notice of conversion requesting to convert or continue any Advance as a Libor Advance shall be ineffective and the Borrower shall be deemed to have chosen to have the interest on the amount of such Advance calculated on the US Base Rate Basis.”

8.                                      Subsection 2.1.1 of the Original Credit Agreement is hereby deleted and replaced by the following (new text double-underlined and old text stricken off):

“2.1.1                                                               the Revolving Facility, in a maximum amount equal to $1,500,000,000 (subject to increases in accordance with Sections 2.3 and 2.4), including the Swing Line Commitment which forms part of the Revolving Facility;”

9.             Subsection 2.4.1 of the Original Credit Agreement is hereby deleted and replaced by the following (new text double-underlined and old text stricken off):

“2.4.1                                                               The aggregate amount of any such New Commitments and available commitments under any New Facility shall not exceed an amount equal to $500,000,000 minus the amount of any previous New Commitments and New Facility (in each case, drawn and undrawn) that remain in effect.  The notice shall specify the date (the “Increased Amount Date”) on which the Borrower proposes that the New Commitments or New Facility shall be effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to the Agent.  The notice in respect of New Commitments shall provide that the Borrower is first offering the opportunity to provide each New Commitment to the then-existing Revolving Facility Lenders, who may accept same on a pro rata basis or as they may otherwise agree.  Any Revolving Facility Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment.”

10.                               Section 13.7 of the Original Credit Agreement is hereby deleted and replaced by the following (new text double-underlined and old text stricken off):

“13.7                                                                  Debt and Guarantees

Incur or assume Debt, provide Guarantees or render itself liable in any manner whatsoever, directly or indirectly, for any Indebtedness or obligation whatsoever of another Person, except (a) hereunder for the purposes set forth in Section 3.1; (b) that a member of the VL Group may provide financial assistance to another member of the VL Group to the extent that the Borrower complies with the provisions of Section 12.12; (c) unsecured Debt not exceeding $75,000,000 under the Tranche B Finnvera credit agreement entered into among the Borrower, HSBC Bank plc, The Toronto-Dominion Bank and Sumitomo Banking Corporation of Canada dated as of November 13, 2009; (d) in connection with Debt incurred or assumed that is secured by Permitted Charges, and within the limits applicable thereto; (e) in connection with Back-to-Back Transactions and Tax Benefit Transactions including by way of unsecured daylight loans; (f) that the Borrower may incur or assume unsecured Debt by way of Additional Offerings, and that a member of the VL Group may provide unsecured Guarantees in respect of obligations of the Borrower under any such Debt outstanding at any time, to the extent that the Borrower complies with the applicable Leverage Ratio calculated on a pro forma basis and, subject to the provisions of Section 9.3, such member has provided a Guarantee under subsection 9.1.1 or provides such a Guarantee contemporaneously with its Guarantee in relation to the Additional Offering; (g) unsecured Debt by way of Additional Offerings incurred by the Borrower before the Closing Date and listed in Schedule “H” and including, subject to Section 9.3, unsecured Guarantees by members of the VL Group in respect of obligations of the Borrower under such Debt outstanding at any time; (h) the Borrower may borrow Subordinated Debt from Quebecor Media Inc. in a principal amount outstanding from time to time of up to $500,000,000, with interest at a rate not exceeding the greater of (y) the three month bankers’ acceptance rate quoted on Reuter’s Services, page CDOR, as at approximately 10:00 a.m. on such day plus 3.0% per annum, or (z) 7% per annum (together with interest accrued thereon or paid in kind, the “QMI Subordinated Debt”); (i) additional unsecured Debt of up to $250,000,000; (j) in connection with other Subordinated Debt; (k) unsecured daylight loans incurred in connection with Tax Consolidation Transactions, provided that prior to incurring the daylight loan made at the initiation of any Tax Consolidation Transaction in a minimum amount of $75,000,000, the Agent shall have been informed by the Borrower of the incurrence of such daylight loan; (l) unsecured Debt in respect of daylight loans in the ordinary course of business for cash management purposes, and (m) unsecured Debt facilities, each with a maximum maturity of 2 years, in connection with and to support the issuance of letters of credit required under any Spectrum Auction and Purchase process; provided that, with respect to any of the matters described in paragraphs (c) to (i) inclusive and (m) above, (A) no Default or Event of Default exists at the time, (B) incurring or assuming such Debt (including by way of providing such Guarantee) will not cause a Default or Event of Default, and (C) on a pro forma basis, the incurrence or assumption of such Debt would not reasonably be expected to cause the Borrower to breach any of its covenants under Section 12.11 hereof.”

11.                               Section 18.15 of the Original Credit Agreement is amended by adding the following at the end of Section 18.15:

“If any Lender is a Non-Consenting Lender, then the Borrower may, at its sole cost and expense, upon 10 days’ notice to such Non-Consenting Lender and the Agent, on the condition that at such time, no Default exists and is continuing, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article 16), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such Assignment), provided that:

(i)                                     the Borrower pays the Agent the assignment fee specified in Section 16.2.2(f); and

(ii)                                  the assigning Non-Consenting Lender receives payment of an amount equal to the outstanding principal of its outstanding Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment of a Lender) from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

A Non-Consenting Lender shall not be required to make any such assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all Affected Lenders in accordance with the terms of Section 18.15 and (b) that has been approved by the Majority Lenders.”

12.                               Schedule “A” to the Original Credit Agreement is amended to increase the aggregate Commitment of all Revolving Facility Lenders under the Revolving Facility from $965,000,000 to $1,500,000,000. The new Schedule “A” is annexed to this Agreement.

III.                              REPRESENTATIONS AND WARRANTIES

1.                                      The Borrower and Guarantors hereby represent and warrant to the Lenders and the Agent as follows:

1.1                               the execution, delivery and performance by the Borrower and the Guarantors of this Agreement have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable;

1.2                               this Agreement constitutes a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against each such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity;

1.3                               the representations and warranties of the Borrower and each Guarantor set forth in the Credit Agreement shall be true and correct in all respects on and as of the Effective Date (except that where such representations and warranties are qualified by reference to a date, they shall be true and correct as at such date); and

1.4                               at the time of and immediately after giving effect to this Agreement, no Default or Event of Default shall have occurred or be continuing.

IV.                               CONDITIONS PRECEDENT

1.                                      This Agreement shall be effective as of November 26, 2018 (the “Effective Date”), subject to the fulfillment of each of the conditions set out in this Article IV to the entire satisfaction of the Agent and the Lenders:

1.1                               certified copies of all of the constating documents, borrowing by-laws and resolutions of the Borrower and of each Guarantor shall have been provided to the Agent;

1.2                               this Agreement shall have been executed and delivered;

1.3                               the Borrower and each Guarantor which currently has in place a hypothec on all its movable and immovable property (including hypothecs with delivery on securities) pursuant to the Security Documents shall have executed new hypothecs for a principal amount of $2,500,000,000 (plus an additional amount equal to 20% thereof) and such new hypothecs shall have been published wherever required;

1.4                               the Borrower shall have delivered to the Agent the favourable legal opinion(s) of the counsel to the Borrower and each Guarantor, addressed to the Lenders, the Agent and its counsel, in form and substance acceptable to the Agent and its counsel, acting reasonably, including with regard to the continuing validity of all relevant Guarantees and Security;

1.5                               the Borrower shall have paid to each of the Revolving Facility Lenders an upfront fee in the amount and payable as set forth in the letter sent to the Agent by the Borrower dated November 9, 2018;

1.6                               the Borrower shall pay all fees and costs, including all legal fees associated with this Agreement incurred by the Agent as contemplated and restricted by the provisions of Section 12.14 of the Credit Agreement;

1.7                               the representations and warranties in Article III of this Agreement shall be true and correct in all material respects as of the date hereof.

V.                                    MISCELLANEOUS

1.                                      On the Effective Date, the Original Credit Agreement shall be modified by the foregoing amendment.  The parties hereto agree that the changes to the Original Credit Agreement set out herein and the execution hereof shall not constitute novation and all the Security shall continue to apply to the Original Credit Agreement, as amended hereby, and all other obligations secured thereby.  Without limiting the generality of the foregoing and to the extent necessary, (i) the Lenders and the Agent reserve all of their rights under each of the Security Documents, and (ii) each of the Borrower and the Guarantors obligates itself again in respect of all present and future obligations under, inter alia, the Credit Agreement.

2.                                      The Borrower shall cause its counsel to provide to the Agent, no later than January 26, 2019, Quebec land registry sub-search reports covering the immovable hypothecs referred to in Section IV.1.3 above in form and substance agreed with Agent’s counsel.

3.                                      All of the provisions of the Original Credit Agreement that are not amended hereby shall remain in full force and effect.

4.                                      This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute an original, but all of the separate counterparts shall constitute one single document.

5.                                      This Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec.

6.                                      The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

[Signature pages follow]

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.

VIDÉOTRON LTÉE

Per:	/s/ Chloé Poirier
Chloé Poirier
Vice President and Treasurer

Signature Page – Vidéotron Ltée

Third Amending Agreement

ROYAL BANK OF CANADA, as Agent

Per:	/s/ Rodica Dutka
Rodica Dutka
Manager, Agency

THE REVOLVING FACILITY LENDERS:

ROYAL BANK OF CANADA		NATIONAL BANK OF CANADA

Per:	/s/ Pierre Bouffard	Per:	/s/ Luc Bernier
	Pierre Bouffard		Luc Bernier
	Authorized Signatory		Managing Director

		Per:	/s/ Jonathan Campbell
Jonathan Campbell
Director

BANK OF AMERICA, N.A., Canada Branch		THE BANK OF NOVA SCOTIA

Per:	/s/ Adrian Plummer	Per:	/s/ François De Broux
	Adrian Plummer		François De Broux
	Associate		Managing Director

		Per:	/s/ Denis Lapalme
Denis Lapalme
Director

THE TORONTO-DOMINION BANK		BANK OF MONTREAL

Per:	/s/ Serge Cloutier	Per:	/s/ Deep Gill
	Serge Cloutier		Deep Gill
	Premier directeur / Director		Vice President

Per:	/s/ Mel Saklatvala
Mel Saklatvala
Premier directeur / Director

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Third Amending Agreement

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC		CANADIAN IMPERIAL BANK OF COMMERCE

Per:	/s/ Catherine McCarthy	Per:	/s/ Philippe Boivin
	Catherine McCarthy		Philippe Boivin
	Directeur, Financement corporatif		Executive Director
Director, Corporate Banking

Per:	/s/ André Roy	Per:	/s/ Anissa Rabia-Zeribi
	André Roy		Anissa Rabia-Zeribi
	Directeur, Financement corporatif		Executive Director
Director, Corporate Banking

HSBC BANK CANADA		JPMORGAN CHASE BANK, N.A.

Per:	/s/ (signature)	Per:	/s/ Jeffrey Coleman
Jeffrey Coleman
Executive Director

Per:	/s/ (signature)

MUFG Bank, LTD., CANADA BRANCH		CITIBANK, N.A., Canadian Branch

Per:	/s/ (signature)	Per:	/s/ (signature)

LAURENTIAN BANK OF CANADA

Per:	/s/ Sylvain Couture
Sylvain Couture
Director

Per:	/s/ Michelle Colivas
Michelle Colivas
Senior Portfolio Manager

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Third Amending Agreement

The undersigned acknowledge having taken cognizance of the provisions of the foregoing Third Amending Agreement and consent thereto, and agree that the Guarantees and Security executed by them (A) remain enforceable against them in accordance with their terms, and (B) continue to guarantee or secure, as applicable, all of the obligations of the Persons specified in such Guarantees and Security Documents in connection with the Credit Agreement as defined above, and as amended hereby:

9293-6707 QUÉBEC INC.		9176-6857 QUÉBEC INC.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Chloé Poirier		Chloé Poirier
	Vice President and Treasurer		Vice President and Treasurer

VIDÉOTRON INFRASTRUCTURES INC.		4DEGRÉS COLOCATION INC. / 4DEGREES COLOCATION INC.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Chloé Poirier		Chloé Poirier
	Vice President and Treasurer		Vice President and Treasurer

9529454 CANADA INC.		8480869 CANADA INC.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Chloé Poirier		Chloé Poirier
	Vice President and Treasurer		Vice President and Treasurer

FIBRENOIRE INC.		SYSTEMES DE FIBRES P2P DU CANADA LTÉE/ CANADIAN P2P FIBRE SYSTEMS LTD.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Chloé Poirier		Chloé Poirier
	Vice President and Treasurer		Vice President and Treasurer

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Third Amending Agreement

SCHEDULE “A” - LIST OF LENDERS AND COMMITMENTS

[Redacted.]